SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2003

SONTRA MEDICAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Minnesota	000-23017	41-1649949
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Forge Parkway

Franklin, Massachusetts 02038

(Address of Principal Executive Offices) (Zip Code)

(508) 553-8850

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 5.    Other Events.

On October 1, 2003, Sontra Medical Corporation (the “Company”) announced that on September 30, 2003 it completed the second closing of its Preferred Stock financing, providing Sontra with approximately $500,000 in additional proceeds, net of the placement agent fee. On September 15, 2003, the Company raised approximately $2.9 million net proceeds in the first closing of the financing from individual investors, institutions and certain members of its Board of Directors. Pursuant to the second closing completed on September 30, 2003, investors purchased 535,000 shares of the Company’s Series A Convertible Preferred Stock, in a private placement at a per share purchase price of $1.00. The investors also received warrants to purchase up to 535,000 shares of common stock of the Company. Each share of Series A Preferred Stock will initially be convertible into one share of common stock, subject to adjustment in certain events. The holders of shares of Series A Preferred Stock shall be entitled to receive annual 8% dividends, payable in cash or shares of the Company’s common stock. The Company shall have the right to convert the shares of Series A Preferred Stock in the event that the closing price of the Company’s common stock for twenty consecutive trading days is equal or greater than $3 per share. The warrants will be exercisable at a per share price of $1.50 and will expire no later than September 30, 2008. In addition, the Company shall have the right to terminate the warrants, upon thirty days notice, in the event that the closing price of the Company’s common stock for twenty consecutive trading days is equal or greater than $4 per share.

Sontra intends to use the net proceeds from the financing for product development, funding clinical trials, initial scale of manufacturing capacity, working capital and general corporate purposes. Additional closings of the financing where the Company may issue additional shares of Series A Preferred Stock and warrants on the same terms as the initial closing may be held through October 31, 2003.

On September 30, 2003, at a special meeting of shareholders, the Company’s shareholders voted upon and approved of the issuance of shares of the Company’s common stock upon conversion of the Series A Preferred Stock and the exercise of the warrants.

The offer, sale and issuance to the investors of the Series A Preferred Stock, the warrants and the shares of common stock issuable upon the conversion or exercise, as the case may be, of the Series A Preferred Stock and warrants have not been and will not be registered under the Securities Act of 1933, as amended, and, unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

The Company is required to register for resale by the investors the common stock issuable upon the conversion or exercise, as the case may be, of the Series A Preferred Stock and the warrants under the Securities Act.

A copy of the Company’s press release dated October 1, 2003 is filed as an exhibit to this report.

Item 7.    Exhibits.

(c)	Exhibits.

The exhibits listed in the Exhibit Index immediately preceding such exhibits are filed with this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONTRA MEDICAL CORPORATION

Date: October 1, 2003	By:	/s/ SEAN F. MORAN
Sean F. Moran Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated October 1, 2003.